Registration No. 333-
As filed with the Securities and Exchange Commission on January 11, 2019

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Conformis, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	56-2463152
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
600 Technology Park Drive, 4th Floor
Billerica, MA 01821
(Address of Principal Executive Offices) (Zip Code)

2015 Stock Incentive Plan
(Full Title of the Plan)

Mark A. Augusti
President and Chief Executive Officer
Conformis, Inc.
600 Technology Park Drive, 4th Floor
Billerica, MA 01821
(Name and Address of Agent for Service)
(781) 345-9001
(Telephone Number, Including Area Code, of Agent For Service)

Copy to:
Hal J. Leibowitz
Jason L. Kropp
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
(617) 526-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☑

Non-accelerated filer	☐	Smaller reporting company	☑

		Emerging growth company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
☑

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
2015 Stock Incentive Plan Common Stock, par value $0.00001 per share	1,958,726	$0.37	$724,728.76	$87.84

(1)
In accordance with Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)
The price of $0.37 per share, which is the average of the high and low sale prices of the Common Stock of the Registrant as quoted on the Nasdaq Global Market on December 31, 2018, is set forth solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act of 1933, as amended, and has been used as these shares are without a fixed price.

(3)	Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Registration Statement on Form S-8 relating to an aggregate of 1,958,726 shares of common stock, $0.00001 par value per share, issuable under the 2015 Stock Incentive Plan of Conformis, Inc. (the “Registrant”) registers additional securities of the same class as other securities for which a registration statement filed on Form S-8 of the Registrant has previously been filed and is effective. Accordingly, the information contained in each of the Registrant’s Registration Statement on Form S-8 (SEC File No. 333-205477), the Registrant’s Registration Statement on Form S-8 (SEC File No. 333-217872) and the Registrant’s Registration Statement on Form S-8 (SEC File No. 333-223802) is hereby incorporated by reference pursuant to General Instruction E, except for “Item 8. Exhibits” with respect to which the Exhibit Index is incorporated herein by reference.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

Exhibit No.	Description of Exhibit

4.1(1)	Restated Certificate of Incorporation of the Registrant

4.2(1)	Amended and Restated Bylaws of the Registrant

4.3(2)	Amended and Restated Information and Registration Rights Agreement, dated as of June 29, 2015, among the Registrant and the other parties thereto

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)

23.2	Consent of Grant Thornton LLP

24.1	Power of Attorney (included as part of the signature page of this Registration Statement)

99.1(1)	2015 Stock Incentive Plan

(1) Previously filed with the Securities and Exchange Commission on May 21, 2015 as an Exhibit to the Registrant’s Registration Statement on Form S-1 (File No. 333-204384) and incorporated herein by reference.
(2) Previously filed with the Securities and Exchange Commission on June 29, 2015 as an Exhibit to Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-204384) and incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Billerica, Commonwealth of Massachusetts, on January 11, 2019.

CONFORMIS, INC.

By:	/s/Mark A. Augusti
Mark A. Augusti
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES
We, the undersigned officers and directors of Conformis, Inc. (the “Company”), hereby severally constitute and appoint Mark Augusti, Paul Weiner and Patricia Davis, and each of them singly, our true and lawful attorneys, with full power to them, and to each of them singly, to sign for us and in our names in the capacities indicated below, any and all amendments (including post-effective amendments) to this Registration Statement, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, and generally to do all things in our names and on our behalf in such capacities to enable the Company to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 11, 2019:

Signature	Title(s)

/s/Mark A. Augusti	President and Chief Executive Officer and Director (Principal Executive Officer)
Mark A. Augusti

/s/Paul Weiner	Chief Financial Officer (Principal Financial and Accounting Officer)
Paul Weiner

/s/Kenneth Fallon III	Chairman of the Board of Directors
Kenneth Fallon III

/s/Carrie Bienkowski	Director
Carrie Bienkowski

/s/Philip W. Johnson	Director
Philip W. Johnson

/s/Bradley Langdale	Director
Bradley Langdale

/s/Richard Meelia	Director
Richard Meelia

/s/Michael Milligan	Director
Michael Milligan